Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-off and Delinquency Statistics
As of and for the month ended December 31, 2010
(Dollars in millions)

Domestic Card Metrics (1)	December 2010
Net Principal Charge-Offs	$312
Average Loans Held for Investment	$53,410
Annualized Net Charge-Off Rate	7.01%
30+ Day Performing Delinquencies	$2,200
Period-end Loans Held for Investment	$53,851
30+ Day Performing Delinquency Rate	4.09%

International Card Metrics(1)
Net Principal Charge-Offs	$40
Average Loans Held for Investment	$7,363
Annualized Net Charge-Off Rate	6.46%
30+ Day Performing Delinquencies	$432
Period-end Loans Held for Investment	$7,522
30+ Day Performing Delinquency Rate	5.75%

Auto Finance Metrics(1)
Net Principal Charge-Offs	$40
Average Loans Held for Investment	$17,839
Annualized Net Charge-Off Rate	2.67%
30+ Day Performing Delinquencies (2)	$1,453
Period-end Loans Held for Investment	$17,866
30+ Day Performing Delinquency Rate (2)	8.14%
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(1)
Period-end Loans Held for Investment and Average Loans Held for Investment include accrued finance charges and fees, net of the estimated uncollectible amount.  We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)
The 30+ day performing delinquency amount and rate for auto finance includes delinquent automobile loans 90 days or more past due classified as nonperforming and on nonaccrual status totaling $99 million as of December 31, 2010.